Exhibit 99.1

Equillium Reports Fourth Quarter and Full Year 2022 Financial Results and

Provides Corporate & Clinical Development Updates

$71.0 million cash balance at the end of 2022 expected to provide cash runway into 2025

Acquired Bioniz Therapeutics, including two first-in-class clinical-stage assets, EQ101 and EQ102, and proprietary product discovery platform

Initiated Phase 2 clinical study of EQ101 in alopecia areata and first-in-human clinical study of EQ102

Entered into strategic partnership and an option and asset purchase agreement with Ono Pharmaceutical for the development and commercialization rights to itolizumab, including an upfront payment of $26.4 million, development funding, and approximately $139 million1 in potential option exercise and milestone payments

LA JOLLA, California, March 23, 2023 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the fourth quarter and full year 2022 and provided corporate and clinical development updates.

“Equillium achieved several significant objectives during 2022, and in the process transformed into a company with a newly diversified pipeline including two wholly-owned, first-in-class clinical-stage assets, a proprietary drug discovery platform and a strong balance sheet expected to fund our development programs through multiple key milestones,” said Bruce Steel, chief executive officer at Equillium. “We acquired Bioniz Therapeutics in February last year expanding our pipeline with two multi-cytokine inhibitors, EQ101 and EQ102, that we have since advanced into a Phase 2 clinical study in subjects with alopecia areata and a first-in-human clinical study in healthy volunteers to be followed by patients with celiac disease, respectively. We plan to announce data from both studies in the second half of this year. Based on the initiation of EQUATOR, our pivotal study of itolizumab in first-line acute graft-versus-host disease, and positive interim data from the EQUALISE study of itolizumab in patients with lupus nephritis, we secured a strategic partnership with Ono Pharmaceutical under which they purchased an exclusive option to acquire our rights for the development and commercialization of itolizumab. The partnership came with payments to Equillium totaling $38.6 million during December 2022, funding of itolizumab research and development costs during the option period, and potential future option exercise and milestone payments totaling approximately $139 million1. Based on our strong cash balance and significantly reduced operating burn resulting from the Ono partnership, we expect to be able to fund operations into 2025, and potentially beyond if Ono exercises its option. We look forward to upcoming data from the EQ101 and EQ102 development programs and continuing to advance itolizumab under our Ono partnership.”

2022 Corporate Highlights:

•

Acquired Bioniz Therapeutics, adding a proprietary product discovery platform and significantly expanding the company’s pipeline of novel immunomodulatory drug candidates, including two first-in-class clinical-stage assets: EQ101, a tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a bi-specific inhibitor of IL-15 and IL-21.

•

Entered into an option and asset purchase agreement with Ono Pharmaceutical for the exclusive option to acquire our development and commercialization rights to itolizumab. Equillium received an upfront payment of $26.4 million and is also eligible to receive up to approximately $139 million[1] in option exercise and payments for achieving certain development and commercialization milestones. Equillium will be responsible for conducting all research and development of itolizumab, which will be funded by Ono on a quarterly basis commencing July 1, 2022 through the option period.

•	Appointed Barbara Troupin, M.D., to Equillium’s board of directors.

[1]

Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment (U.S. dollar amount estimated above is based on the exchange rate as quoted by MUFG Bank, Ltd. on March 16, 2023). R&D funding and milestone payments are denominated in U.S. dollars.

2022 Clinical Highlights:

•

Initiated a multicenter, Phase 2 open-label, proof-of-concept clinical study of EQ101 in adult subjects with at least 35% scalp hair loss due to alopecia areata. Approximately 30 subjects will be enrolled in the study where they will be dosed intravenously once weekly for 24 weeks. Subcutaneous formulation development of EQ101 is ongoing and expected to be ready for subsequent clinical studies.

•

Initiated a Phase 1 first-in-human randomized, double-blind, placebo-controlled clinical study of EQ102 administered subcutaneously in single ascending dose (SAD) and multiple ascending dose (MAD) cohorts in up to 64 healthy volunteers.

•

Initiated EQUATOR, a pivotal Phase 3 randomized, double-blind clinical study of up to 200 patients to assess the efficacy and safety of itolizumab versus placebo as a first-line therapy for acute graft-versus-host disease (aGVHD) in combination with corticosteroids.

•	Announced positive interim results from the Type B portion of the EQUALISE study of itolizumab in subjects with lupus nephritis

Anticipated Upcoming Milestones:

•	EQ101: Phase 2 clinical study in subjects with alopecia areata – initial data anticipated in 2H 2023, topline data anticipated in mid-2024

•	EQ102: Phase 1 first-in-human study in healthy volunteers and subjects with celiac disease – SAD/MAD data anticipated in 2H 2023, celiac disease patient data anticipated in 2024

•	Itolizumab: EQUALISE lupus nephritis topline data anticipated in 1H 2024, EQUATOR aGVHD interim review anticipated in 2024

Fourth Quarter and Full Year 2022 Financial Results

Revenue for the fourth quarter and full year of 2022 was $15.8 million and was derived from the company’s asset purchase agreement with Ono. There was no revenue recognized in the year ended December 31, 2021.

Research and development (R&D) expenses for the fourth quarter of 2022 were $8.5 million, compared with $7.5 million for the same period in 2021. For the full year of 2022, R&D expenses were $37.5 million, compared with $26.4 million for the full year of 2021. The year-over-year increase in R&D expenses was driven by start-up costs related to our Phase 3 EQUATOR clinical study and to a lesser extent start-up costs related to our EQ101 and EQ102 clinical studies, an increase in non-clinical research expenses and employee compensation and benefits, offset by a greater estimated Australian R&D Tax Incentive benefit and lower costs associated with our other itolizumab clinical studies.

General and administrative (G&A) expenses for the fourth quarter of 2022 were $5.2 million, compared with $2.8 million for the same period in 2021. For the full year of 2022, G&A expenses were $17.2 million, compared with $11.4 million for the full year of 2021. The year-over-year increase was primarily driven by increased legal expenses related to business development activities, greater headcount and consulting expenses, the non-cash write-off of issuance costs related to certain financings where future proceeds were unlikely, and greater overhead expenses.

Net Income for the fourth quarter of 2022 was $2.8 million, or $0.08 per basic share and diluted share, compared with a net loss of $10.6 million, or $(0.36) per basic and diluted share for the same period in 2021. Net loss for the full year of 2022 was $62.4 million, or $(1.85) per basic and diluted share, compared with a net loss of $39.1 million, or $(1.36) per basic and diluted share for the full year of 2021. The increase in net loss for the full year of 2022 compared to the full year of 2021 was driven primarily by greater operating expenses, including a non-cash in-process R&D expense related to the acquisition of Bioniz in 2022, partially offset by revenue recognized in the fourth quarter of 2022 related to the Ono partnership.

Cash, cash equivalents and short-term investments totaled $71.0 million as of December 31, 2022, compared to $80.7 million as of December 31, 2021. Cash provided by operating activities in the fourth quarter of 2022 was $27.7 million. Non-GAAP Adjusted Cash Used in Operations in the fourth quarter of 2022 was $5.2 million, which excludes the one-time upfront payment from Ono and is further adjusted by incorporating only the development funding received from Ono pertaining to itolizumab development costs in the fourth quarter of 2022. Equillium believes that its cash, cash equivalents and short-term investments will be sufficient to fund its currently planned operations into 2025.

Use of Non-GAAP Financial Measures (Unaudited)

In this release, we use the metric of Adjusted Cash Used in Operations, which is a non-GAAP financial measure and is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). Adjusted Cash Used in Operations reflects adjustments to net cash provided by (used in) operating activities to exclude the effects of any one-time payments from Ono and quarterly development funding received in but unrelated to the period, and add any quarterly development funding amounts receivable related to development costs in the period.

We believe Adjusted Cash Used in Operations is a useful metric to investors as a supplement to GAAP measures in the assessment of our operating cash burn because it removes the effects of any one-time payments, which are not indicative of our ongoing cash flow from operations, and it provides better matching of the timing of itolizumab development funding payments with the associated itolizumab development costs. However, Adjusted Cash Used in Operations may fluctuate significantly from quarter to quarter, and the estimate provided for one quarter should not be assumed to be representative of other quarters. In addition, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net cash provided by (used in) operating activities reported in accordance with GAAP; should be considered in conjunction with our financial information presented in accordance with GAAP; has no standardized meaning prescribed by GAAP; is unaudited; and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of this non-GAAP financial measure, and we may in the future cease to exclude items that we have historically excluded for purposes of this non-GAAP financial measure. Likewise, we may determine to modify the nature of adjustments to arrive at this non-GAAP financial measure. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by us in this press release and the accompanying reconciliation table has limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure are presented in the table at the end of this release.

About Multi-Cytokine Platform and EQ101 & EQ102

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a first-in-class, selective, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to selectively downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 first-in-human clinical study to include healthy volunteers and celiac disease patients. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Equillium’s plans and expected timing for developing EQ101 and EQ102 including the expected timing of initiating, completing and announcing further results from Phase 2 and Phase 1 clinical studies, respectively, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, the benefit of treating patients with aGVHD or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUATE, EQUATOR and EQUALISE studies, Equillium’s anticipated timing of regulatory review and feedback, the potential benefits and risks of the transactions contemplated by the asset purchase agreement entered into between Equillium and Ono, including the possibility that Ono does not exercise the option, Equillium receives no further payments under the asset purchase agreement other than those already received, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and Equillium’s plans and expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; risks related to Ono’s financial condition, willingness to continue to fund the development of itolizumab, and decision to exercise its option to purchase itolizumab or terminate the asset purchase agreement; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact

Equillium, Inc.

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31,	December 31,
	2022	2021
Assets
Cash, cash equivalents and short-term investments	$71,023	$80,711
Accounts receivable	2,838	—
Prepaid expenses and other assets	3,369	3,049
Operating lease right-of-use assets	1,191	1,645

Total assets	$78,421	$85,405

Current liabilities
Accounts payable and other current liabilities	$17,338	$8,915
Current portion of deferred revenue	14,700	—

Total current liabilities	32,038	8,915
Long-term deferred revenue	10,378	—
Other long-term liabilities	4,063	9,985

Total liabilities	46,479	18,900
Total stockholders’ equity	31,942	66,505

Total liabilities and stockholders’ equity	$78,421	$85,405

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$15,759	$—	$15,759	$—
Operating expenses:
Research and development	8,525	7,549	37,547	26,379
Acquired in-process research and development	—	—	23,049	—
General and administrative	5,192	2,838	17,239	11,407

Total operating expenses	13,717	10,387	77,835	37,786

Income (loss) from operations	2,042	(10,387)	(62,076)	(37,786)
Other income (expense), net	731	(234)	(352)	(1,266)

Net income (loss)	$2,773	$(10,621)	$(62,428)	$(39,052)

Net income (loss) per common share, basic and diluted	$0.08	$(0.36)	$(1.85)	$(1.36)

Weighted-average number of common shares outstanding, basic and diluted	34,366,926	29,411,242	33,727,945	28,806,310

The table below presents the reconciliation of Adjusted Cash Used in Operations, which is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures (Unaudited)” above for further information regarding the company’s use of non-GAAP financial measures.

Equillium, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted Cash Used in Operations
Net cash provided by (used in) operating activities (GAAP)	$27,725	$(10,133)	$(8,733)	$(32,081)
Ono upfront payment[1]	(26,377)	—	(26,377)	—
Cash received for development funding from Ono unrelated to the period[2]	(9,373)	—	(3,220)	—
Receivable for development funding from Ono in the period[3]	2,838	—	2,838	—

Adjusted Cash Used in Operations (Non-GAAP)	$(5,187)	$(10,133)	$(35,492)	$(32,081)

1.

We received a one-time payment of $26.4 million from Ono in exchange for the option to acquire our rights for the development and commercialization of itolizumab. In accordance with GAAP, it was included in net cash provided by (used in) operating activities in the period received. We have excluded receipt of the upfront payment from Adjusted Cash Used in Operations.

2.

During the three months ended December 31, 2022, the company received $9.4 million in cash for development funding from Ono, which included $6.2 million related to itolizumab development costs for the third quarter of 2022 and $3.2 million as an advance payment for itolizumab development costs for the first quarter of 2023. For the three months ended December 31, 2022, we have excluded such $9.4 million of cash received for itolizumab development funding since it was unrelated to itolizumab development costs in the period. For the year ended December 31, 2022, we have excluded the $3.2 million of cash received as an advance payment for itolizumab development costs for the first quarter of 2023 since it was unrelated to itolizumab development costs in the period.

3.

This reflects an unbilled receivable amount as of December 31, 2022, related to itolizumab development costs in the fourth quarter of 2022. We add this amount as a timing adjustment since the amount relates to development costs in the three months ended December 31, 2022.